Exhibit (b)(M)
AGREEMENT REGARDING SOURCES AND USES OF FUNDS
     THIS AGREEMENT REGARDING SOURCES AND USES OF FUNDS is made as of this 24 day of May, 2011 (this “Agreement”), by and among Bireme Limited, a Cayman Islands exempted company with registered address of c/o Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681 Grand Cayman, KY1-1111 Cayman Islands (the “Company”), Ritsuko Hattori-Roche with an address of c/o Codan Trust Company (Cayman) Islands, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands (“Hattori-Roche”), and Dongie Yang with an address of Suite 17A, 3Building, Guancai Int’l Apartment, 18 Gongti Xi Lu, Chaoyang District, Beijing, China (“Yang”, and together with Hattori-Roche, the “Shareholders”).
W I T N E S S E T H :
     WHEREAS, Yang borrowed Three Million Nine Hundred Twenty Thousand and 00/100 Dollars ($3,920,000) from Hattori-Roche (the “Borrowed Funds”) pursuant to that certain Promissory Note dated as of May 19, 2011, which is attached as Schedule A hereto;
     WHEREAS, Yang combined the Borrowed Funds with One Million and 00/100 Dollars ($1,000,000) of additional funds (the “Yang Funds”), which he contributed to the Company pursuant to that certain Contribution Agreement dated as of May 19, 2011, which is attached as Schedule B hereto;
     WHEREAS, Yang received One Thousand Two Hundred Thirty (1,230) Company shares in exchange for his Contribution, representing Twelve and Three Tenths percent (12.3%) of the Company’s shares;
     WHEREAS, Hattori-Roche contributed Thirty Four Million Eighty Thousand and 00/100 Dollars ($34,080,000) (together with the Borrowed Funds and the Yang Funds the “Tender Funds”) to the Company pursuant to that certain Contribution Agreement dated as of May 19, 2011, which is attached as Schedule C hereto;
     WHEREAS, Hattori-Roche received Eight Thousand Seven Hundred Seventy (8,770) Company shares in exchange for her Contribution, representing Eighty Seven and Seven Tenths percent (87.7%) of the Company’s shares;
     WHEREAS, the Company intends to place a tender for shares in Acorn International, Inc., a company traded on the New York Stock Exchange (the “Transaction”), which if fully subscribed, would require the Company to use the Tender Funds in their entirety to make payments for the tendered shares promptly after the close of the Transaction;

     WHEREAS, if the Transaction is not fully subscribed, a portion of the Tender Funds will remain in the Company’s share premium account (“Unused Funds”);
     WHEREAS, Hattori-Roche and Yang desire that the Unused Funds be distributed to them on a pro-rata basis according to their ownership percentage of the Company as set forth above (“Hattori-Roche’s Pro-Rata Distribution” and “Yang’s Pro-Rata Distribution” respectively); and
     WHEREAS, if Yang’s Pro-Rata Distribution is less than or equal to the amount of the Borrowed Funds, Yang requests that the Company make such distribution directly to Hattori-Roche on his behalf as a partial repayment of the Promissory Note.
     NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties hereto hereby further agree as follows:
     1. Distribution of Unused Funds. Subject to the terms of Paragraph 2, if the Transaction is not fully subscribed, the Company hereby agrees to distribute the Unused Funds to Hattori-Roche and Yang on a pro-rata basis according to their ownership percentage.
     2. Directed Payment. The Company hereby agrees to distribute Yang’s Pro-Rata Distribution within six (6) months of the date of the Transaction according to the following terms:
          (a) If Yang’s Pro-Rata Distribution is less than or equal to the amount of the Borrowed Funds, the Company hereby agrees to distribute one hundred percent (100%) of Yang’s Pro-Rata Distribution directly to Hattori-Roche on Yang’s behalf as a partial repayment of the Promissory Note.
          (b) If Yang’s Pro-Rata Distribution is greater than the amount of the Borrowed Funds, the Company hereby agrees to (i) distribute that percentage of Yang’s Pro-Rata Distribution equal to the Borrowed Funds over Yang’s Pro-Rata Distribution directly to Hattori-Roche on Yang’s behalf as complete repayment of the principal of the Promissory Note, and (ii) distribute the remainder of Yang’s Pro-Rate Distribution directly to Yang.
     3. Acceptance of Payment. Hattori-Roche hereby agrees to accept any distribution from the company of Yang’s Pro-Rata Distribution from the Company as payment or partial payment of the principal of the Promissory Note (as the case may be).
     4. Termination. This Agreement shall terminate upon the occurrence of any of the following events:
          (a) The full subscription of the Transaction; or

          (b) The execution of a written instrument by the parties hereto agreeing to the termination of this Agreement;
     5. Severability. If any provisions of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.
     6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Cayman Islands without regard to the conflicts of laws principles thereof.
     7. Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, Legal Representatives, and heirs.
     8. Communications. All communications provided for herein shall be hand delivered or sent by an internationally recognized overnight courier, addressed as follows:
(a)	If to the Company:

c/o Codan Trust Company (Cayman) Limited Cricket Square, Hutchins Drive, P.O. Box 2681 Grand Cayman, KY1-1111, Cayman Islands

(b)	If to Hattori-Roche:

c/o Codan Trust Company (Cayman) Islands Cricket Square, Hutchins Drive P.O. Box 2681 Grand Cayman KY1-1111 Cayman Islands

(c)	If to Yang:

Suite 17A, 3Building, Guancai Int’l Apartment 18 Gongti Xi Lu Chaoyang District Beijing, China

          The address of the Company and the Shareholders may be changed at any time upon written notice to the other parties as provided herein. Any communication provided for herein shall become effective: if delivered by hand, upon delivery; if mailed by an internationally recognized overnight courier, upon receipt by the addressee; or if by national recognized overnight courier, upon receipt of delivery, as evidenced by signed receipt.
     9. Changes. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, except pursuant to the written consent of all the parties hereto. Any rights applicable to any Shareholder may be waived by such Shareholder without the consent of the Company or the other Shareholder. Any waiver shall not operate or be construed as a waiver of any prior or subsequent breach by any of the parties hereto.
     10. Captions. The captions herein are inserted for convenience only and shall not define, limit, extend, or describe the scope of this Agreement or affect the construction hereof.
     11. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine, or neuter forms and the singular form of names and pronouns shall include the plural and vice-versa.
     12. Entire Agreement. This Agreement (as the same may be amended from time to time) constitutes the entire agreement and understanding among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements relating to the subject matter hereof.
     13. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or e-mail (i.e., via PDF), each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank — Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

COMPANY: BIREME LIMITED
By:	/s/ Ritsuko Hattori-Roche
	Name:	Ritsuko Hattori-Roche
	Title:	Director

SHAREHOLDERS:
/s/ Ritsuko Hattori-Roche
RITSUKO HATTORI-ROCHE

/s/ Dongjie Yang
DONGJIE YANG

Schedule A
(Promissory Note)

Schedule B
(Yang’s Contribution Agreement)

Schedule C
(Hattori-Roche’s Contribution Agreement)